Exhibit 10.7

Recording Requested By,

And After Recording, Return To:

Kristin A. Roeper

Godfrey & Kahn, S.C.

780 N Water Street

Milwaukee, WI 53202

THE TOTAL AMOUNT OF PRINCIPAL INDEBTEDNESS SECURED BY THIS MORTGAGE SHALL NOT EXCEED, AT ANY ONE TIME, THE SUM OF $10,000,000.00 AS TO THE PROPERTY LOCATED IN THE STATE OF KANSAS. NOTWITHSTANDING THE AMOUNT SET FORTH ON THIS MORTGAGE, THE MORTGAGE IS LIMITED TO $162,000, BEING THE VALUE OF THE PROPERTY.

REAL ESTATE MORTGAGE

SKYLINE CORPORATION, an Indiana corporation (“Mortgagor”), mortgages, conveys and warrants to FIRST BUSINESS CAPITAL CORP. (“Mortgagee”), in consideration of all amounts now or hereafter owing by Mortgagor and its affiliates to Mortgagee under the Secured Obligations (as defined below), the real estate described below, together with all privileges, hereditaments, easements and appurtenances, all rents, leases, issues and profits, all awards and payments made as a result of the exercise of the right of eminent domain, and all existing improvements and fixtures (all called the “Property”). For purposes hereof, the “Secured Obligations” shall mean all obligations of the Mortgagor and its affiliates as evidenced by (i) that certain Note A dated March 20, 2015, in the stated principal amount of up to Ten Million Dollars ($10,000,000.00) executed by Mortgagor and its subsidiaries, Homette Corporation, Layton Homes Corp. and Skyline Homes, Inc. (collectively, the “Subsidiaries”), in favor of Mortgagee (the “Note”), and (ii) that certain Loan and Security Agreement dated as of March 20, 2015 among Mortgagee, the Subsidiaries and Mortgagor (the “Loan Agreement”).

1. Description of Property.

See Exhibit A attached hereto for legal description

2. Title. Mortgagor warrants title to the Property, excepting only restrictions and easements of record, municipal and zoning ordinances, current taxes and assessments not yet due and any liens or encumbrances set forth on Exhibit B attached hereto (“Permitted Liens”).

3. Mortgage As Security. This Mortgage secures prompt payment to Mortgagee of the sum stated in the first paragraph of this Mortgage, plus interest and charges, according to the terms of the Note and the Loan Agreement, and any extensions, renewals or modifications thereof. This Mortgage also secures the performance of all covenants, conditions and agreements contained in this Mortgage, and to the extent not prohibited by law costs and expenses of collection or enforcement. Unless otherwise required by law, Mortgagee will satisfy this Mortgage upon request by Mortgagor if the Secured Obligations have been indefeasibly paid and satisfied in full, in immediately available funds, and Mortgagor and its affiliates have otherwise satisfied all of their respective obligations under Section 10 of the Loan Agreement.

4. Future Advances. This Mortgage secures all future advances and obligations under the Secured Obligations up to the maximum principal sum of $10,000,000.00 (the “Maximum Sum”) for the subject property located in Cowley County, Kansas pursuant to K.S.A. 58-2236. The total amount of obligations and advances secured hereby may decrease or increase from time to time, provided that the amount of the lien shall not at any time exceed the Maximum Sum, all accrued interest thereon, and all amounts (other than principal) payable by any obligor under the Secured Obligations, including, without limitation, all taxes and insurance premiums paid or advanced by Mortgagee with respect to the Property, all costs of enforcing and foreclosing on the lien of this Mortgage, and all sums expended or incurred for the protection of the security interest hereby created in the Property, regardless whether the foregoing was advanced, paid, incurred or expended prior to the date hereof or at any future time or times.

5. Taxes. Mortgagor shall pay before they become delinquent all taxes, assessments and other governmental charges which may be levied or assessed against the Property, or against Mortgagee upon this Mortgage or the Note or other debt secured by this Mortgage, or upon Mortgagee’s interest in the Property, and upon request by Mortgagee deliver to Mortgagee receipts showing timely payment.

6. Insurance. Mortgagor shall keep the improvements on the Property insured in such amounts and against direct loss or damage occasioned by fire, extended coverage perils and such other hazards as Mortgagee may require, and shall pay the premiums when due. The policies shall contain the standard mortgagee clause in favor of Mortgagee. Mortgagor shall promptly give notice of loss to insurance companies and Mortgagee. In the event of foreclosure of this Mortgage or other transfer of title to the Property, in extinguishment of the indebtedness secured hereby, all right, title, and interest of Mortgagor in and to any insurance then in force shall pass to the purchaser or grantee.

7. Mortgagor’s Covenants. Mortgagor covenants:

(a) Condition and Repair. To keep the Property in good and tenantable condition and repair, ordinary wear and tear excepted, and to restore or replace damaged or destroyed improvements and fixtures;

(b) Liens. To keep the Property free from liens and encumbrances other than the Permitted Liens;

(c) Prior Mortgages. To perform all of Mortgagor’s obligations and duties under any mortgage or security agreement with a lien which has priority over this Mortgage and any obligation to pay secured by such a mortgage or security agreement, except to the extent such obligation is being contested in good faith by appropriate proceedings;

(d) Waste. Not to commit waste or permit waste to be committed upon the Property;

(e) Conveyance. Not to sell, assign, lease, mortgage, convey or other otherwise transfer any legal or equitable interest in all or part of the Property, or permit the same to occur, except with the prior written consent of Mortgagee, and, without notice to Mortgagor, Mortgagee may deal with any transferee as to his interest in the same manner as with Mortgagor, without in any way discharging the liability of Mortgagor under this Mortgage;

(f) Alteration or Removal. Except in the ordinary course of the Mortgagor’s business, not to remove, demolish or alter any material portion of the Property, without Mortgagee’s prior written consent;

(g) Condemnation. Subject to prior payment in full of the Mortgagor’s obligations to Mortgagee, to pay to Mortgagee all compensation received for the taking of the Property, or any part, by condemnation proceedings (including payments in compromise of condemnation proceedings), and all compensation received as damages for injury to the Property, or any part, unless such compensation is to be used by Mortgagor to restore or rebuild any part of the Property; and

(h) Ordinances; Inspection. To comply with all laws, ordinances and regulations affecting the Property except where the failure to comply would not have a material adverse effect on the Property or the Mortgagor’s operations on the Property and would not be disadvantageous in any material respect to the Mortgagee. Mortgagee and its authorized representatives may enter the Property at reasonable times to inspect it.

8. Authority of Mortgagee to Perform for Mortgagor. If Mortgagor fails to perform any of Mortgagor’s duties set forth in this Mortgage, Mortgagee may, after giving Mortgagor notice and ten (10) days to perform, perform the duties or cause them to be performed, including without limitation signing Mortgagor’s name or paying any amount so required, and the cost shall be due on demand and secured by this Mortgage.

9. Default; Acceleration; Remedies. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), and pursuant to Section 9 of the Loan Agreement, the unpaid principal and interest owed on the Note and any other amount due under the terms of the Loan Agreement, together with all sums paid by Mortgagee as authorized or required under this Mortgage, shall, in Mortgagee’s discretion, be immediately due and payable, and subject to the Kansas one-action rule, shall be collectible in a suit at law or by foreclosure of this Mortgage by action, or both, or by the exercise of any other remedy available at law or equity.

10. Waiver. Mortgagee may waive any default without waiving any other subsequent or prior default by Mortgagor.

11. Power of Sale. In the event of foreclosure, to the extent permitted by applicable law, Mortgagee may sell the Property at public sale and execute and deliver to the purchasers deeds of conveyance pursuant to statute.

12. Receiver. Upon the commencement or during the pendency of an action to foreclose this Mortgage, or enforce any other remedies of Mortgagee under it, without regard to the adequacy or inadequacy of the Property as security, Mortgagor agrees that the court may appoint a receiver of the Property without bond, and may empower the receiver to take possession of the Property and collect the rents, issues and profits of the Property and exercise such other powers as the court may grant until the confirmation of sale, and may order the rents, issues and profits, when so collected, to be held and applied as the court may direct.

13. Expenses. To the extent not prohibited by law, Mortgagor shall pay all reasonable costs and expenses before and after judgment, including without limitation, attorneys’ fees and expenses of obtaining title evidence, incurred by Mortgagee in protecting or enforcing its rights under this Mortgage.

14. Severability. Invalidity or unenforceability of any provision of this Mortgage shall not affect the validity or enforceability of any other provision.

15. Successors and Assigns. This Mortgage benefits Mortgagee, its successors and assigns, and binds Mortgagor and its successors and assigns.

The undersigned acknowledges receipt of an exact copy of this Mortgage.

Signed and Sealed this 20th day of March, 2015.

SKYLINE CORPORATION

By:	/s/ Jon S. Pilarski
Name:	Jon S. Pilarski
Title:	Vice President Finance and Treasurer, Chief Financial Officer

A C K N O W L E D G M E N T

STATE OF WISCONSIN	)
	)	ss.
COUNTY OF MILWAUKEE	)

This instrument was acknowledged before me on March 20, 2015, by Jon S. Pilarski, to me known to be the Vice President, Treasurer & CFO of Skyline Corporation, an Indiana corporation, on behalf of the corporation.

/s/ Kristin Roeper
Notary Public Milwaukee County, Wisconsin
My commission is permanent

Exhibit A

Legal Description

Beginning at a point on the North line of the Northeast Quarter of Section 13, Township 34 South, Range 3 East of the 6th P.M., Cowley County, Kansas, said point being 726.25 feet West of the Northeast corner of said Quarter Section; thence South on a left forward angle of 89 deg. 52 min., a distance of 830.0 feet to a point; thence West parallel to the North line of said Quarter Section a distance of 747.2 feet to a point on the East right-of-way line of the Frisco Railroad; thence in a Northeasterly direction along the East right-of-way line of the Frisco Railroad, a distance of 864.4 feet to a point on the North line of said Quarter Section; thence East along said North line a distance of 508.75 feet to point of beginning.

And

Beginning at a point on the North line of the Northeast Quarter of Section 13, Township 34 South, Range 3 East of the 6th P.M., Cowley County, said point being 726.25 feet West of the Northeast corner of said Quarter Section, thence South on a left forward angle of 89 deg. 52 min., a distance of 830 feet to a point; thence East parallel with the North line of said Quarter Section, a distance of 10.5 feet to the West right-of-way line of a Road Easement filed November 10, 1976, Book 75, Page 180; thence North along said West right-of-way line 830 feet to the North line of said Quarter Section; thence West 10 feet to the point of beginning.

And

Commencing at the Southeast corner of the Northeast Quarter of Section 13, Township 34 South, Range 3 East of the 6th P.M., Cowley County, thence North 940 feet, thence West parallel with the South line of said Quarter Section, 1450.58 feet to the true point of beginning, thence West parallel with the South line of said Quarter Section, 327.13 feet to the center line of the abandoned Frisco Railroad, thence North-Northeast along the center line of said railroad, 920.95 feet; thence East Southeast on a 90 degree angle a distance of 50 feet, thence East parallel with the North line of said Quarter Section, 460.31 feet to the Northwest corner of Clifton E. Gottlob Property, thence South along the West line of Clinton E. Gottlob Property a distance of 190.3 feet, thence West 215.78 feet; thence South 600 feet to a point 1620.3 feet South of the North line and 1234.63 feet West of the East line of said Quarter Section, thence West parallel with the North line of said Quarter Section, 215.77 feet; thence South parallel with the East line of said Quarter Section, 80 feet more or less to the true point of beginning.

Exhibit B

Permitted Liens

1. General and special taxes and assessments and other charges not yet due and payable.

2. Statutory lien claims not delinquent including construction and mechanic’s liens.